Exhibit 10.19

Purecycle Technologies, LLC

5950 Hazeltine National Dr. Suite 650,

Orlando, FL 32822

October 5, 2020

Pure Crown LLC

222 North LaSalle Street, Suite 2000

Chicago, IL 60601

Re:     Purecycle Technologies LLC

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Limited Liability Company Agreement of Purecycle Technologies LLC, a Delaware limited liability company (the “Company”), dated as of September 7, 2018 (as amended from time to time, the “LLC Agreement”), by and among the Persons whose names are listed on the Information Exhibit attached to the LLC Agreement (the “Members”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement, and, unless otherwise noted, section references in this letter agreement refer to the sections of the LLC Agreement. The Company and Pure Crown LLC, a Delaware limited liability company (the “Investor”), agree to the provisions set forth herein.

1.            PCT Inc. Board Seat. The Company agrees that upon PureCycle Technologies consummating a SPAC transaction that results in PureCycle becoming a publicly traded company, Investor shall be entitled to one (1) Board seat in the publicly traded company (the “Board Member”), which shall be memorialized in the binding BUSINESS COMBINATION AGREEMENT referenced in Section 2.

2.            Subsequent Investment. Subject to the conditions listed herein, the Investor agrees to fund an additional $15,000,000.00 (the “Subsequent Investment Tranche”) investment into the Company upon the Company providing the following artifacts (i.) a fully executed BUSINESS COMBINATION AGREEMENT with ROTH CH ACQUISITION I CO., (ii.) the complete subscription documents for the pipe (together with (i.), the “SPAC Acquisition Artifacts”), and (iii.) the Investor, within 10 business days, confirms that the Transaction represents a valid legally binding commitment. For the avoidance of doubt, it shall be the Investor’s sole discretion to determine the strength of the SPAC Acquisition Artifacts and whether they represent a valid legally binding commitment, and to fund the Subsequent Investment Tranche. Furthermore, should Investor decide to fund the Subsequent Investment Tranche, Company and Investor acknowledge and agree that Investor shall receive an allotment of Class A Units on the same terms and conditions in all respects to the Investor’s Class A Unit Purchase Agreement dated as of the date hereof.

3.            Side Letters. The Company agrees that prior to execution hereof the Company has provided Investor with true and correct copies of all side letters entered into prior to the date hereof with any other Member or investor. The Company further agrees to provide the Investor with copies of any side letters it proposes to enter into with any Member or new investor after the date hereof and that the Investor shall be permitted up to ten (10) days from the date it receives a copy of any side letter to notify the Company in writing of its desire to receive substantially the same rights granted in such side letter or similar agreement provision.

4.            Capitalization. Attached hereto as Exhibit A is a true and correct capitalization table for the Company as of the date hereof, on a fully diluted basis, taking into account Investor’s Capital Contributions.

5.            Investor Transfer Right. Notwithstanding Section 7.1 or Section 7.2 of the LLC Agreement, Investor shall be permitted to Transfer all or any part of Investor’s Interest to:

(a)          any descendant of Henry Crown or Irving Crown (including any adopted child of any such descendant), any spouse of any such descendant, and any descendant of any such spouse;

(b)          a trust for the primary benefit of any Person described in clause (a) above;

(c)          the executors, administrators, or personal representatives of any Person described in clause (a) above ) or any trust (or portion thereof) which was treated under Section 676 of the Code as owned by such Person by reason of a power in the grantor (but only during the period the estate of such Person is being administered or the “applicable date” as defined in Section 645 of the Code, as applicable), provided that the ultimate recipients of the interest being Transferred are one or more of the Persons described in clause (a) or clause (b) above; and

(d)          any entity (i) which is controlled, directly and indirectly, by one or more Persons described in clauses (a), (b) or (c) above, or (ii) 100% of the equity interests in which are owned, directly and indirectly, by one or more of the Persons described in clauses (a), (b) or (c) above.

provided that such transferee complies with Section 7.2(i) through Section 7.2(iv) of the LLC Agreement and no transfer fee, right or first refusal or legal opinion shall apply or be required in connection with such transfer.

This letter agreement is binding on and enforceable against the Company and Investor notwithstanding any contrary provisions in the LLC Agreement, and in the event of a conflict between the provisions of this letter agreement, Investor’s Class A Unit Purchase Agreement dated as of the date hereof, and the LLC Agreement, the provisions of this letter agreement shall control with respect to the parties hereto. Except as provided herein with respect to Section 1, the provisions of this letter agreement (a) shall be of no further force or effect if Investor ceases to be a Member and (b) to the extent they have been granted based solely on a representation, warranty or similar acknowledgement of Investor, shall be of no further force or effect if such representation, warranty or acknowledgement ceases to be true and correct in any material respect. This letter agreement is made pursuant to and shall be governed by the laws of State of Delaware, without regard to conflict of law principles. No consents, waivers or approvals under, or amendments to, this letter agreement shall be effective unless agreed to in writing by the parties hereto. This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or by electronic mail in portable document format (PDF) shall be effective as delivery of a manually executed original counterpart to this letter agreement. The rights and obligations arising under this letter agreement may not be assigned by Investor without the prior written consent of the Company.

[Signature page follows.]

If you are in agreement with the foregoing, please indicate your agreement by signing as indicated below.

Sincerely,

Purecycle Technologies LLC

By:	/s/ Michael J. Otworth
Name: Michael J. Otworth
Title: Chief Executive Officer

Accepted and agreed by Investor as of the date of this letter agreement:

Pure Crown LLC

By: HCC Manager LLC

By:	/s/ David Rubin
Name:	David Rubin
Title:	Vice President